Adeona Reports 1st Quarter 2011 Financial Results

-- Adeona Clinical Laboratory, a Wholly Owned Subsidiary, Achieves Profitability --
-- TrimestaTM Clinical Trial Receives $2 Million in New Grant Funding --
-- reaZinTM Commercialization Moving Forward --

For Immediate Release

Ann Arbor, MI, May 16, 2011 – Adeona Pharmaceuticals, Inc. (AMEX:AEN - News), a developer of innovative medicines for serious central nervous system diseases, today reported its first quarter 2011 financial results for the three month period ended March 31, 2011, as well as updates since the beginning of the 1st quarter.

Updates since the beginning of the 1st quarter include:

Clinical Programs

Zinc Deficiency Associated with Alzheimer’s Disease

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Clinical results: Top-line results from our clinical study evaluating reaZin for the dietary management of zinc deficiency associated with Alzheimer’s disease were presented at the 63rd Annual Meeting of the American Academy of Neurology in April 2011.

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As prospectively hypothesized, patients administered reaZin demonstrated increased serum zinc levels and decreased serum free copper levels, resulting in statistical significance of the primary outcomes of the clinical study.

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The cognitive function of the placebo group, on average, declined over 6 months in comparison to patients managed with reaZin. The cognitive function trends favoring the patients managed with reaZin were observed in all three standardized cognitive tests utilized in our study and suggest that reaZin may provide an important benefit to the dietary management of zinc deficiency associated with Alzheimer’s disease.

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Commercialization plans: Based on the top-line results from this clinical study, we intend to further the commercial development of reaZin as a prescription medical food for the dietary management of zinc deficiency associated with Alzheimer’s disease.

o	In April 2011, we executed an agreement with TG United, Inc. of Brooksville, Florida, to provide commercial-scale manufacturing for reaZin.

o	We will also review the reaZin clinical study results with our scientific advisors to determine what further clinical studies might be warranted to support additional labeling claims.

Multiple Sclerosis

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Grant funding: Our ongoing clinical trial of Trimesta (estriol) for relapsing-remitting multiple sclerosis (MS) in women has received grant awards from two organizations that should support the clinical trial to its completion.

o	$409,426 in grant funding from the National Multiple Sclerosis Society was received in March 2011.

o	$1,594,553 in grant funding from the National Institutes of Health/National Institute of Neurological Disorders and Stroke was received in May 2011.

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Patient enrollment: 133 of 150 patients have been enrolled in the clinical trial evaluating Trimesta in women suffering from relapsing-remitting MS as of May 1, 2011. The randomized, double-blind, placebo-controlled clinical trial is currently underway at 15 centers in the United States.

Operations

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The quarter ended March 31, 2011 represents the first quarter that Adeona Clinical Laboratory achieved profitability since its purchase in July 2009. This milestone resulted from the increase in total net revenues for the three months ended March 31, 2011 that reflects an approximate 438% increase in net laboratory revenues from the three months ended March 31, 2010.

•	Our cash position has been strengthened as a result of two financings, which should meet our planned operating needs for at least the next 12 months.

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Completion of the sale of approximately 2.85 million shares of common stock at $1.40 per share to new institutional investors in a registered direct offering for gross proceeds of $4 million in February 2011. Investors also received warrants to purchase approximately 1.42 million shares of common stock at an exercise price of $2.00 per share and are exercisable for a period of 13 months from issuance.

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Completion of the sale of approximately 1.69 million shares of common stock at $2.0725 per share to a new institutional investor in a registered direct offering for gross proceeds of $3.5 million in April 2011. Investors also received warrants to purchase approximately 844,000 shares of common stock at an exercise price of $2.0725 per share and are exercisable for a period of 13 months from issuance.

First Quarter Ended March 31, 2011 Results

Total net revenues for the three months ended March 31, 2011 were $323,138, compared to $60,039 the same period in 2010. This significant change resulted from an increase in the client base and the expansion of in-house diagnostic testing services to include a full array of microbiology testing at Adeona Clinical Laboratory.

Total costs and expenses for the three months ended March 31, 2011 were $1,749,712, compared to $1,154,590 for the same period in 2010.

General and administrative expenses for the three months ended March 31, 2011 were $1,273,536, compared to $742,021 for the same period in 2010. For the three months ended March 31, 2011, general and administrative expenses include a non-cash charge relating to stock-based compensation expense of $758,710, compared to $151,148 for the same period in 2010. The stock-based compensation expense for the three months ended March 31, 2011 includes a one-time charge of $397,767 relating to the modification of certain stock options, prior to expiration, held by a member of the Board of Directors.

Research and development expenses for the three months ended March 31, 2011 were $232,318, compared to $307,150 for the same period in 2010. This decrease is primarily the result of decreased costs associated with our product candidates. For the three months ended March 31, 2011, research and development expenses include a non-cash charge relating to stock-based compensation expense of $8,858, compared to $34,479 for the same period in 2010.

Costs of laboratory services for the three months ended March 31, 2011 were $243,858, compared to $105,419 for the same period in 2010. This increase is primarily the result of increased costs associated with the increased client base and expansion of in-house diagnostic testing services to include a full array of microbiology testing at Adeona Clinical Laboratory.

Other expense for the three months ended March 31, 2011 was $759,887, compared to $7,029 of other income for the same period in 2010. For the three months ended March 31, 2011, other expense included $809,857 relating to the estimated fair value of the warrants associated with the February 2011 financing, adjusted for the change in their fair value at March 31, 2011.

The net loss for the three months ended March 31, 2011 was $2,186,461 or $0.09 per share, compared to $1,087,522 or $0.05 per share for the same period in 2010. The increase in net loss is primarily attributable to the warrant liability and the one-time charge relating to the modification of certain stock options, and would have been negligible if these charges had not occurred.

As of March 31, 2011, Adeona had approximately $6.1 million in cash compared to approximately $2.6 million on December 31, 2010. As of April 30, 2011, we had approximately $8.9 million in cash, including net proceeds of approximately $3.25 million from the April 2011 financing. Our cash position should allow us to meet our currently planned operating needs for at least the next 12 months.

“I believe the operational and clinical milestones we achieved during the first quarter of 2011 should position us for future growth and increased shareholder value,” stated James S. Kuo, M.D., M.B.A., Adeona’s Chief Executive Officer. “We are encouraged that Adeona Clinical Laboratory has expanded its operations into a profitable business subsidiary. With the top-line results from our Alzheimer’s clinical study reported and a commercial-scale manufacturer of reaZin in place, we continue to advance our prescription medical food towards commercialization. We are anticipating the review of the reaZin clinical results with our scientific advisors and intend to identify a pathway that could provide for additional labeling claims. At the same time, we look forward to reporting the completion of patient enrollment in the Trimesta MS trial and to exploring new opportunities that could expand our MS clinical program.”

Adeona 1st Quarter 2011 Investor Conference Call

Adeona will hold its 1st quarter 2011 investor conference call tomorrow, Tuesday, May 17, 2011, at 1:00pm (EDT). James S. Kuo, M.D., M.B.A., Adeona’s Chief Executive Officer, will host the call. The Company will be joined by special guest, Rhonda Voskuhl, M.D., Director, University of California, Los Angeles (UCLA) Multiple Sclerosis Program, UCLA Department of Neurology, and Lead Principal Investigator of the multi-center clinical trial evaluating Adeona’s Trimesta (estriol) drug candidate for multiple sclerosis (MS) in women. Dr. Voskuhl is the investigator who discovered that the female sex hormone, estriol, could suppress MS-like symptoms in a mouse model of the disease.  This preclinical research led to a 10-patient clinical study that showed an 82% decrease in brain lesions over a six month period. This clinical study was followed by a 150-patient, randomized, double-blind, placebo-controlled clinical trial of Trimesta that is currently underway at 15 centers in the United States. Dr. Voskuhl’s preclinical and clinical work has been scientifically reviewed and awarded over $8 million in grant funding by organizations such as the National Institutes of Health, the National Multiple Sclerosis Society and other third party groups. In addition to providing an update of the Trimesta clinical trial, Dr. Voskuhl will share insights into her proposed new mechanism to treat MS patients and will take questions about her research.

Interested parties should call toll free 1-800-860-2442 (U.S.) or 1-866-605-3852 (Canada), or from outside North America +1 412-858-4600, fifteen minutes before the start of the call to register and identify themselves as registrants of the ‘Adeona’ Conference Call. Any registered caller on the toll free line may ask to be placed in the queue for the Question & Answer session. The call will be simulcast on the web at http://www.videonewswire.com/event.asp?id=79592. If you are unable to participate during the live conference call, the webcast will be available for replay at the same URL (http://www.videonewswire.com/event.asp?id=79592) for 30 days after the call.

About Adeona Pharmaceuticals, Inc.

Adeona is a pharmaceutical company developing innovative medicines for the treatment of serious central nervous system diseases. The Company’s strategy is to license product candidates that have demonstrated a certain level of clinical efficacy and develop them to a stage that results in a significant commercial collaboration. Currently, Adeona is developing, or has partnered the development of, the following product candidates: a prescription medical food for the dietary management of zinc deficiency associated with Alzheimer’s disease, and drugs to treat multiple sclerosis, fibromyalgia, age-related macular degeneration and rheumatoid arthritis. For more information, please visit Adeona’s website at www.adeonapharma.com.

This release includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "could," "potential," “positions,” "continue," "expects," "anticipates," "intends," "plans," "believe," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding the use of reaZin for the dietary management of zinc deficiency associated with Alzheimer’s disease, our intent to further commercialize development of reaZin as a prescription  medical food, grant awards supporting the Trimesta clinical trial to its completion, the grant award further expanding the MS program, the milestones that were achieved positioning us for future growth and increased shareholder value, our cash position allowing us to meet our planned needs for the next 12 months, the identification of a pathway for additional labeling claims, the potential effects of slowing the progression of the disease , our ability to produce a new, effective oral therapy for multiple sclerosis and the anticipated enrollment. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, our failure to successfully commercialize reaZin for the dietary management of zinc deficiency associated with Alzheimer’s disease, the failure of reaZin to be accepted for the dietary management of zinc deficiency associated with  Alzheimer’s disease,  failure of future clinical trials studying  reaZin to have favorable results, a lack of funding for the Trimesta program despite the recent grants, our failure to successfully commercialize a new oral therapy for multiple sclerosis, a failure of our Trimesta clinical trial to complete enrollment in the anticipated time period or to achieve desired results, our inability to increase shareholder value despite achieving our milestones, our ability to initiate additional clinical programs for multiple sclerosis, the availability of additional financial and other resources and the allocation of resources among different potential uses, and other factors described in Adeona's report on Form 10-K for the year ended December 31, 2010 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:
James S. Kuo, M.D., M.B.A.
Chief Executive Officer
734-332-7800

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